UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2025

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 646-240-4235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2025, Shafron Hawkins, a member of the Board of Directors (the “Board”) of Safe & Green Holdings Corp. (the “Company”), notified the Company of his decision to resign, effective May 21, 2025, from his position as a member of the Board and as a member of the following Board committees: the Audit Committee; the Compensation Committee; and the Nominating, Environmental, Social and Corporate Governance Committee. The resignation was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

On May 21, 2025, the Board appointed Samarth Verma as a director of the Company to fill the vacancy created by Shafron Hawkins’ resignation. Mr. Verma will serve until the date of the Company’s 2025 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

As a non-employee director, Mr. Verma will participate in the Company’s previously disclosed non-employee director compensation program, which for 2025 consists of: (i) an annual cash retainer of $80,000 which is paid in quarterly installments and (ii) an annual equity grant of restrict stock units under the Company’s Stock Incentive Plan with a grant date value of approximately $80,000 that will vest quarterly over two years, subject to continued service as a director through such date. In connection with his appointment, Mr. Verma will receive a pro-rata portion of each to reflect the fact that he was appointed in May of 2025. Mr. Verma has been appointed as a member of the Audit Committee and the Compensation Committee, and has been appointed as the chair of the Nominating, Environmental, Social and Corporate Governance Committee.

A brief description of the qualifications and experiences of Mr. Verma is set forth below:

Samarth Verma, age 46, was appointed as a director of the Company on May 21, 2025. Mr. Verma currently serves as Co-Founder and Chairman of the Board of FansXR, where he has led the global product development and launch of immersive, real-time media broadcasting technologies. FansXR delivers live, fan-controlled broadcasts in 2D, 360, and animated environments for entertainment and sports gamification. Its platform leverages extended reality, augmented data overlays, and artificial intelligence to enhance digital streaming and asset creation, while integrating features such as betting, interactive data, and optimized hardware performance. Mr. Verma is a proven technology innovator and entrepreneur with a diverse background spanning immersive media, advanced mathematics, and corporate development across a range of sectors including hospitality, gaming, energy, and real estate. Mr. Verma’s background originated in research, and it encompasses the vast field of mathematics. At the age of nine, he published his first research paper in The Abstract of the American Mathematics Society’s Conjectures in Number Theory. He became a member of the Wisconsin Space Grant Consortium and worked on a NASA grant project as a student research associate. Mr. Verma attended the University of Wisconsin, Madison.

There are no family relationships between Mr. Verma and any of the Company’s directors or executive officers. In addition, as set forth above, Mr. Verma is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE & GREEN HOLDINGS CORP.

Dated: May 22, 2025	By:	/s/ Michael McLaren
		Name:	Michael McLaren
		Title:	Chief Executive Officer

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